Exhibit 99.1

DGSE Companies, Inc. Reports First Quarter 2013 Results

Reduced Operating Costs by $559,000, or 10%, from Year-Ago Period

Consolidated Corporate Operations into Elemetal's Dallas Headquarters to Improve Efficiency

Balance Sheet Remains Strong with $3.6 Million in Cash and Cash Equivalents at March 31, 2013

DALLAS--(BUSINESS WIRE)--May 14, 2013--DGSE Companies, Inc. (NYSE MKT: DGSE), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced its financial results for the quarter ended March 31, 2013.

First Quarter 2013 Summary

  Revenues were $30.5 million compared to $32.8 million in the year ago period, a 6.9% decrease year over year primarily related to industry-wide decreases, driven by lower gold prices.
  Gross profit was $5.6 million, or 18.4% gross margin, compared to $6.7 million, or 20.5% gross margin in the same period last year. The decrease was primarily due to a change in product mix with more revenue from lower-margin bullion sales, and less from higher-margin jewelry and scrap sales.
  Total expenses decreased 9.0% to $5.2 million from $5.7 million in the year-ago quarter as the Company's expense reduction efforts drove a more than 10% reduction in SG&A expense and further cost reductions.
  Net income was $300,000 compared to $497,000 in the year-ago period. The year-ago period included a $400,000 loss from discontinued operations, net of taxes.
  Subsequent to the end of the quarter, Company relocated all corporate operations, consolidating administrative personnel into the national headquarters of its strategic partner, Elemetal, located in Dallas.

James Vierling, Chief Executive Officer and Chairman of the Board, stated, “In the first quarter of 2013, we were finally able to fully focus on operations and we are on track to successfully execute our strategic initiatives with a new senior management team. These efforts included the relocation of our corporate headquarters, a move designed to increase our efficiency, leverage our infrastructure more effectively and place us in closer proximity to our strategic partner, Elemetal. Going forward, we are squarely focused on a strategy to expand our presence in existing markets, helping us better manage advertising spend and administrative expenses, with the goal of delivering long-term growth and profitability.”

Mr. Vierling continued, “Our efforts to reduce our operating expenses have been successful, as we decreased our total expenses by nearly 10%, or $559,000, even while recognizing $353,000 in incremental store-level expenses related to four additional stores in the first quarter of 2013 compared to the first quarter of 2012. Margins in the quarter were impacted by a shift in product mix. We had higher bullion sales, which carry a lower gross margin, and less revenue from our higher margin jewelry and scrap business. Together, these caused lower total revenue and downward pressure on our gross margins. We expect incremental improvement in both metrics as we move through the year.”

First Quarter 2013 Results

Revenues decreased by $2.3 million or 6.9% in the quarter ending March 31, 2013, to $30.5 million, compared to $32.8 million in the quarter ending March 31, 2012. Revenue increases in the bullion segment and the wholesale watch division were offset by decreases in sales for jewelry, scrap and rare coin segments. In addition, revenue from discontinued operations for Superior Galleries, Inc. was excluded in the amount of $0 and $2.0 million for the periods ended March 31, 2013 and 2012, respectively.

Gross margin decreased in the quarter ending March 31, 2013 by $1.1 million, to $5.6 million or 18.4% of revenue, compared to $6.7 million or 20.5% of revenue in the prior year quarter. The decrease was primarily due to an increase in the sales of bullion, which carries significantly lower margins than other categories.

Selling, general and administrative expenses decreased $559,000 or 10% in the quarter ending March 31, 2013, to $5.0 million compared to approximately $5.6 million in the prior year quarter. This decrease was primarily driven by cost reduction efforts across all areas, and partially offset by the opening of additional stores as well as professional fees associated with the recent restatement of financial statements and related legal matters.

Depreciation and amortization increased by approximately $40,000 or 26.5% in the quarter ending March 31, 2013, to $193,000 compared to $152,000 in the prior year quarter. This increase was driven primarily by new assets related to store openings being placed into service.

Income before taxes from continuing operations was $358,000 in the quarter ending March 31, 2013, compared to income before taxes from continuing operation of $924,000 in the prior year quarter, a decrease of $566,000.

Net income in the quarter ending March 31, 2013 was $300,000 compared to net income of $497,000 in the quarter ending March 31, 2012, a decrease of $197,000. The year-ago results included a $400,000 loss from discontinued operations, net of taxes.

Balance Sheet Summary

At March 31, 2013, DGSE Companies had cash and cash equivalents of $3.6 million compared to $4.9 million at December 31, 2012. Stockholders’ equity was $13.4 million at March 31, 2013 compared to $13.1 million at December 31, 2012. At March 31, 2013, the Company’s current ratio was 2.4:1 comparable to 2.4:1 at December 31, 2012. Working capital was $10.5 million at March 31, 2013 compared to $10.3 million at December 31, 2012.

Outlook for 2013

Mr. Vierling commented, “We are reiterating our 2013 outlook, which we identified in our press release dated March 28, 2013 and which is below. We opened a store in Atlanta last week, and expect two other stores, one in Charleston, South Carolina and one in Dallas, to open late in the second quarter or early in the third quarter. We are confident that our strategic initiatives position us well to deliver consistent growth and profitability in 2013.”

  Expansion plans and updates
    8-12 new store openings, funded through internal cash flow in existing markets
    Evaluation of immediately accretive acquisition opportunities
  Complete the reorganization of accounting, back office and management functionality to support future growth, capable of supporting 150 to 200 stores in the future.
  Continue to leverage strategic relationship with Elemetal
    Expanded offering of Elemetal bullion products in all DGSE locations
    Consolidation of SBT and DGSE corporate functions at Elemetal headquarters in Dallas
    Continue to explore additional strategic business opportunities
  Utilization of deferred tax asset related to net operating losses (currently fully reserved on balance sheet at $8.6 million)

Conference Call

DGSE Companies management will conduct a live teleconference to discuss its financial results. Details are as follows:

Date:	May 14, 2013
Time:	4:30 p.m. ET/3:30 p.m. CT
Dial-in:	1-877-941-4775 if calling from the United States, or 1-480-629-9761 if dialing internationally.
Replay:	A replay will be available until May 21, 2013, which may be accessed by dialing 1- 877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 4619458 to access the replay.
Webcast:	The call will be webcast and will be available by visiting http://public.viavid.com/index.php?id=104741.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Bullion Express, Charleston Gold & Diamond Exchange, Dallas Gold & Silver Exchange, and Southern Bullion Coin & Jewelry operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Alabama, Florida, Georgia, Illinois, North Carolina, South Carolina, Tennessee and Texas, the Company operates internet websites which can be accessed at www.bullionexpress.com, www.dgse.com, www.cgdeinc.com, and www.sbcoin.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,563,500	$4,911,087
Trade receivables, net of allowances	756,298	718,501
Inventories	13,266,637	11,932,729
Prepaid expenses	300,975	321,709
Total current assets	17,887,410	17,884,026

Property and equipment, net	4,898,022	4,849,937
Intangible assets, net	3,112,958	3,169,840
Other assets	223,805	211,069

Total assets	$26,122,195	$26,114,872

LIABILITIES
Current Liabilities:
Current maturities of long-term debt	$122,750	$146,949
Current maturities of capital leases	21,663	28,285
Accounts payable-trade	3,939,635	3,561,794
Accrued expenses	867,809	1,250,319
Customer deposits and other liabilities	2,389,864	2,617,592
Total current liabilities	7,341,721	7,604,939

Line of credit, related party	3,583,358	3,583,358
Long-term debt, less current maturities	1,813,191	1,843,062

Total liabilities	12,738,270	13,031,359

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 30,000,000 shares authorized;
12,175,584 shares issued and outstanding	121,755	121,755
Additional paid-in capital	34,045,654	34,045,654
Accumulated deficit	(20,783,484)	(21,083,896)
Total stockholders' equity	13,383,925	13,083,513

Total liabilities and stockholders' equity	$26,122,195	$26,114,872

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	March 31,
	2013	2012

Revenue:
Sales	$30,541,146	$32,814,664
Cost of goods sold	24,927,194	26,087,151
Gross margin	5,613,952	6,727,513

Expenses:
Selling, general and administrative expenses	5,023,499	5,582,691
Depreciation and amortization	192,884	152,427
	5,216,383	5,735,118

Operating income	397,569	992,395

Other expense (income) :
Other income, net	(12,147)	(22,341)
Interest expense	51,704	90,714
	39,557	68,373

Income from continuing operations before income taxes	358,012	924,022

Income tax expense	57,600	26,603

Income from continuing operations	300,412	897,419

Discontinued operations:
Loss from discontinued operations, net of taxes of $0	-	(400,168)

Net income	$300,412	$497,251

Basic net income per common share:
Income from continuing operations	$0.02	$0.07
Loss from discontinued operations	-	(0.03)
Net income per share	$0.02	$0.04

Diluted net income per common share:
Income from continuing operations	$0.02	$0.07
Loss from discontinued operations	-	(0.03)
Net income per share	$0.02	$0.04

Weighted-average number of common shares
Basic	12,175,584	12,174,689
Diluted	12,313,048	12,544,143

CONTACT:
DGSE Companies, Inc.
Jim Vierling, CEO, 972-587-4021
investorrelations@dgse.com
or
Hayden IR
Brett Maas, 646-536-7331
Managing Partner
brett@haydenir.com